Exhibit 10.1

                             CONFIDENTIAL TREATMENT

                                  REDACTED COPY

                  ASSET PURCHASE AND SOFTWARE LICENSE AGREEMENT

                                 By and between

                                 WILDFORM, INC.
                                    (Seller)

                                       and

                             ON2 TECHNOLOGIES, INC.
                                     (Buyer)

                            Dated as of April 4, 2005

NOTE: Confidential portions of this exhibit have been omitted and filed separately with the Securities and Exchange Commission with a request for confidential treatment pursuant to Rule 24b-2. The location of each omitted portion is indicated by the phrase "**CONFIDENTIAL TREATMENT REQUESTED**" in lieu of the confidential portion (see Sections 8.4, 9.2(b), 9.2(d) and 9.2(e)).

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                                TABLE OF CONTENTS

                                                                            Page

ARTICLE 1 DEFINITIONS..........................................................1

ARTICLE 2 SALE AND PURCHASE OF PURCHASED ASSETS; LICENSE OF LICENSED
          ASSETS...............................................................7

         2.1.     Purchased Assets.............................................7
         2.2.     Retained Assets..............................................7

ARTICLE 3 LIABILITIES..........................................................7

         3.1.     Assumed Liabilities. ........................................7
         3.2.     Retained Liabilities.........................................8

ARTICLE 4 PRICE ...............................................................8

         4.1.     Purchase Price...............................................8
         4.2.     Payment of Purchase Price....................................8

ARTICLE 5 REPRESENTATIONS AND WARRANTIES OF SELLER.............................9

         5.1.     Organization; Power and Authority............................9
         5.2.     Due Authorization and Execution; Effect of Agreement.........9
         5.3.     Financial Information........................................9
         5.4.     Title to Purchased Assets....................................9
         5.5.     Contracts....................................................9
         5.7.     Litigation...................................................9
         5.8.     Taxes.......................................................10
         5.10.    Permits. ...................................................10
         5.11.    Sufficiency of Purchased Assets and Licensed IP.............11
         5.12.    Flix Intellectual Property..................................11
         5.13.    No Conflict.................................................11
         5.14.    Absence of Certain Changes. Except as disclosed in
                  Schedule 5.14, since December 31, 2004, there has
                  been no change or event that has had or could
                  reasonably be expected to have a Material Adverse
                  Effect. ....................................................11
         5.15.    Disclosure....................................................

ARTICLE 6 REPRESENTATIONS AND WARRANTIES OF BUYER.............................11

         6.1.     Organization; Power and Authority...........................11
         6.2.     Due Authorization and Execution; Effect of Agreement........11


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ARTICLE 7 COVENANTS OF SELLER.................................................12

         7.1.     Cooperation by Seller.......................................12
         7.2.     Pre-Closing Access to Information...........................12
         7.3.     Conduct of Business.........................................13
         7.4.     Non-Transferability.........................................13
         7.5.     Further Assurances..........................................13
         7.6.     Governmental Matters........................................13
         7.8.     No Solicitation of Other Offers.............................13
         7.9.     Advice of Changes...........................................13
         7.10.    Books and Records; Personnel................................13
         7.11.    Satisfaction of Retained Liabilities........................

ARTICLE 8 COVENANTS OF BUYER..................................................14

         8.1.     Cooperation by Buyer........................................14
         8.2.     Further Assurances..........................................14

ARTICLE 9 SELLER LICENSES.....................................................15

         9.1.     Flix Engine Intellectual Property...........................15

ARTICLE 10 CONDITIONS PRECEDENT TO CLOSING....................................19

         10.1.    Conditions Precedent to Buyer's Obligations.................19
         10.2.    Conditions Precedent to Seller's Obligations................20

ARTICLE 11 CLOSING............................................................21

         11.1.    Time and Place..............................................21
         11.2.    Items to be Delivered by Seller.............................21
         11.3.    Items to be Delivered by Buyer..............................21

ARTICLE 12 TERMINATION PRIOR TO CLOSING DATE..................................22

         12.1.    Termination.................................................22
         12.2.    Effect of Termination.......................................22

ARTICLE 13 INDEMNIFICATION AND PROCEDURES.....................................22

         13.1.    Indemnification by Seller...................................22
         13.2.    Indemnification by Buyer....................................23
         13.3.    Notice and Resolution of Claim..............................23
         13.4.    Non Third-Party Claims......................................24
         13.5.    Payment and Assignment of Claims; Rights of Offset..........24
         13.6.    Limits on Indemnification...................................25
         13.7.    Indemnity Payments..........................................26


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ARTICLE 14 RESTRICTIVE COVENANT...............................................26

         14.1.    Covenants Not to Compete....................................26
         14.2.    Obligations Not to Compete as Inducement and
                  Consideration to Buyer......................................26
         14.3.    Enforceability..............................................27

ARTICLE 15 MISCELLANEOUS......................................................27

         15.1.    Enforceability..............................................27
         15.2.    Successors and Assigns......................................27
         15.3.    Counterparts................................................28
         15.4.    Headings....................................................28
         15.5.    Waiver......................................................28
         15.6.    Brokers' Fees...............................................28
         15.7.    Sales and Transfer Taxes....................................28
         15.8.    No Third-Party Beneficiaries................................28
         15.9.    Expenses....................................................28
         15.10.   Notices. ...................................................29
         15.11.   Bulk Sales Laws.............................................29
         15.12.   Governing Law...............................................29
         15.13.   Public Announcements........................................29
         15.14.   Exclusive Jurisdiction and Consent to Service of Process....30
         15.15.   Entire Agreement; Amendment.................................30


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                                                                            Page

List of Schedules

Schedule 1.42              Licensed E-Commerce Software
Schedule 1.43              Licensed Flix Software
Schedule 1.57              Purchased Flix Software
Schedule 5.10(a)           Purchased Intellectual Property
Schedule 5.9(b)            Third Party Intellectual Property

Exhibits

Exhibit A                  Form of Escrow Agreement
Exhibit B                  Form of Flix Agreement
Exhibit C                  Intentionally Omitted.
Exhibit D                  Form of Registration Rights Agreement
Exhibit E                  Form of EULA


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                  ASSET PURCHASE AND SOFTWARE LICENSE AGREEMENT

            THIS ASSET PURCHASE AND SOFTWARE LICENSE AGREEMENT is made and entered into as of this 4th day of April, 2005, by and between Wildform, Inc., a corporation organized and existing under the laws of the State of California, and On2 Technologies, Inc., a corporation organized and existing under the laws of the State of Delaware. Unless otherwise defined herein, terms the first letter of which are capitalized herein shall have the meanings ascribed to them in Article 1.

                              W I T N E S S E T H:

            WHEREAS, Seller develops and sells licenses to certain computer software products that encode video in the Flash format; and

            WHEREAS, Seller desires to sell and assign to Buyer, and Buyer desires to purchase and assume from Seller, the Purchased Assets and the Assumed Liabilities and to receive a license to the Licensed Intellectual Property, subject to all of the terms and conditions hereof; and

            WHEREAS, Seller desires to continue to develop and sell licenses to New Products.

            NOW, THEREFORE, Buyer and Seller, in consideration of the representations, warranties and covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and subject to the terms and conditions hereinafter set forth, and intending to be legally bound, do hereby agree as follows:

                                    ARTICLE 1

                                   DEFINITIONS

      For purposes of this Agreement:

            1.1. "Action" means any action, suit, arbitration, inquiry, proceeding or investigation by or before any court, governmental or other regulatory or administrative agency or commission or other tribunal, including without limitation any arbitrator.

            1.2. "Affiliate" means, with respect to any Entity, any other Entity directly or indirectly controlling, controlled by, or under common control with such other Entity. For purposes of the immediately preceding sentence, the term "control" (including, with correlative meanings, the terms "controlled by" and "under common control with" as used with respect to any Entity) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Entity whether through ownership of voting securities, by contract or otherwise.


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            1.3. "Agreement" means this Asset Purchase And Software License
Agreement.

            1.4. "Assignment and Assumption Agreement" shall have the meaning set forth in Section 11.2(d).

            1.5. "Assumed Liabilities" shall have the meaning set forth in
Section 3.1.

            1.6. "Attorneys' Fees" means all reasonable outside attorneys' fees and out-of-pocket expenses.

            1.7. "Autodesk" means Autodesk, Inc., a corporation organized under the laws of Delaware.

            1.8. "Blank" means Jonathan Blank, an individual with the following mailing address: c/o Wildform, Inc., 8725 Venice Boulevard, Los Angeles, California 90034.

            1.9. "Books and Record Event" means the occurrence of any of the following two events: (a) On2 being required under applicable SEC rules to conduct an audit of historical financial information relating to the Purchased Assets or Licensed Assets or (b) a claim asserted against Buyer or any other member of Buyer Group by a third party for which Buyer or any other member of Buyer Group is entitled to indemnification from Seller pursuant to Section 13.1 hereof.

            1.10. "Buyer" means On2 Technologies, Inc., with its principal place of business located at 21 Corporate Drive, Suite 103, Clifton Park, New York.

            1.11. "Buyer Group" shall have the meaning set forth in Section
13.1.

            1.12. "Buyer License" means the licenses granted by Buyer to Seller under Sections 9.2(a) and (b).

            1.13. "Buyer Licensed Software" means (i) the object and source code of the Purchased Flix Software and, (ii) when made generally available for commercial licenses, the Flash 8 Software, and related documentation.

            1.14. "Change of Control" shall have the meaning set forth in
Section 15.2.

            1.15. "Closing" shall have the meaning set forth in Section 4.2.

            1.16. "Closing Date" shall have the meaning set forth in Section
11.1.

            1.17. "Closing Date Payment Amount" means One Million Fifteen Thousand Dollars ($1,015,000).

            1.18. "Contracts" means all written non-click through license agreements and royalty bearing agreements (whether currently-effective or expired or terminated during the last 18 months prior to the Effective Date) relating to the Licensed Flix Software or Purchased Flix Software.

            1.19. "Damages" means any and all debts, losses, claims, damages, costs, fines, judgments, penalties, obligations, payments, expenses and liabilities of every type and nature (including without limitation those arising out of any Action), together with any reasonable costs and expenses (including, without limitation, Attorneys' Fees) incurred in connection with any of the foregoing, including, without limitation, the reasonable cost of the investigation, preparation or defense of any Action in connection therewith; provided, however, that the foregoing shall be net of tax benefits, insurance proceeds or other recoveries from third parties.

            1.20. "Devitt" means Colby Devitt, an individual with the following mailing address: c/o Wildform, Inc., 8725 Venice Boulevard, Los Angeles, California 90034.

            1.21. "Discreet Contract" means that certain License Agreement by and between Seller and Autodesk, Inc., dated as of March 17, 2005.

            1.22. "Dollars" or "$" means the lawful money of the United States of America.

            1.23. "Effective Date" shall the date first set forth above.

            1.24. "Employee" means any employee of Seller.

            1.25. "Entity" means any individual, corporation, partnership, limited liability company, trust or unincorporated organization or other entity.

            1.26. "Escrow Agreement" means an escrow agreement substantially in the form attached hereto as Exhibit B.

            1.27. "Escrow Amount" means $200,000.

            1.28. "EULA" shall have the meaning set forth in Section 9.2(a)(2).

            1.29. "Flash Format" shall mean the Macromedia .flv and .swf file formats and any successor thereto or derivative thereof used from time to time for rich media files capable of being decoded, played and/or displayed on a Flash Player.

            1.30. "Flash 8 Software" means the "Flix" engine (or equivalent product) for Flash 8 video software (in any format supported by Macromedia, including, but not limited to SWF and FLV), in source code and object code format (it being understood that Buyer's codec shall not be provided in source code (uncompiled) format), and related documentation, as well as any Updates thereto, to be developed by Buyer using Buyer's codec that has been integrated by Macromedia into Flash 8, provided that the Flash 8 Software shall only be required to include single-pass encoding.


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            1.31. "Flash Video" means video compressed using a video codec and stored or streamed in the Flash Format, but specifically not Flash Screen Capture Video or video in any other format.

            1.32. "Flash Screen Capture Video" means video compressed using a video codec that is specifically designed and optimized for the recording of a computer screen in action and is stored or streamed in the Flash Format.

            1.33. "Flix Intellectual Property" has the meaning set forth in
Section 5.11.

            1.34. "Flash Player" means any past, present or future generation of Macromedia's rich client software capable of displaying video, text, graphics, animations, sound, application forms and other two-way communications.

            1.35. "Flix Agreement" means the Flix Support and Maintenance Agreement to be executed by the Parties at the Closing substantially in the form attached hereto as Exhibit C.

            1.36. "Flix Logos" means all right in the logos set forth on
Schedule 1.33.

            1.37. "Flix Mark" means all rights in the trademark "FLIX", including, without limitation, the following registration: "FLIX", USPTO Reg. No. 2,717,548, Registered May 20, 2003.

            1.38. "Foreign Patent Rights" mean all patents granted by or patent applications pending before government patent authorities outside of the United States.

            1.39. "Intellectual Property" means domestic and foreign letters patent, patents, patent applications, docketed patent disclosures, patent licenses, other patent rights, trademarks, trademark registrations, trademark applications, trademark licenses, other trademark rights, service marks, service mark registrations, service mark applications, service mark licenses, other service mark rights, company names, trade names, trade name licenses, trade dress, brand names, brand marks, logos, slogans, ideas, processes, copyrights, copyright registrations, copyright applications, Know-How, Know-How licenses, computer software owned, computer software licenses, computer data, licenses and sublicenses granted and obtained with respect thereto, and any divisions, extensions, renewals, reissues, continuations, or continuations in part, and rights thereunder, remedies against infringement thereof, and rights to protection of interests therein under the laws of all jurisdictions with respect to any of the foregoing.

            1.40. "Know-How" means trade secrets, know-how (including product know-how and use and application know-how), formulas, algorithms, product designs, tool designs, inventions, specifications, quality control procedures, manufacturing, cost and pricing data, engineering and other drawings, technology, technical information, engineering data and design and engineering specifications, research records, market surveys and promotional literature, and supplier lists and similar data, including all depictions, descriptions, drawings and plans thereof.


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            1.41. "Licensed Assets" means the Licensed Flix Software and
Licensed E-Commerce Software.

            1.42. "Licensed E-Commerce Software" means the object and source code of the computer software listed on Schedule 1.40 to this Agreement, and related documentation.

            1.43. "Licensed Flix Software" means the object and source code of the computer software listed on Schedule 1.41 to this Agreement, and related documentation.

            1.44. "Licensed Intellectual Property" means Seller's rights in Intellectual Property used in the design, development, production and commercialization of the Licensed Assets, but not including the Licensed Patent Rights

            1.45. "Licensed Patent Rights" means Seller's patent rights in the invention claimed in U.S. Patent Application No. 09/880,169.

            1.46. "Lien" means any lien, mortgage, security interest, charge, pledge, retention of title agreement, adverse claim, easement, encroachment, restrictive covenant or other encumbrance affecting title to any property of any sort.

            1.47. "Macromedia" means Macromedia, Inc.

            1.48. "Material Adverse Effect" means (a) an adverse effect on the, the Purchased Assets, Assumed Liabilities, Licensed Intellectual Property, financial condition or results of operations of Seller, taken as a whole (without giving effect to any effect on the Retained Assets or the Retained Liabilities), or (b) a material adverse effect on the ability of Seller to consummate the transactions contemplated by this Agreement.

            1.49. "New Products" means the software being developed by Seller as a presentation, e-learning and Flash authoring application with multiple input and output formats and features including screen capture, drawing, text, animation, video/audio encoding, etc., and all updates, upgrades and modifications thereto. The "New Products" may appear under a single program, or multiple versions such as "Pro", "Lite", "Deluxe" etc. that have more or fewer capabilities.

            1.50. "Non-Competition Agreements" shall mean non-competition agreements between Buyer and each of Blank and Devitt containing the restrictions set forth in Article 14 hereof.

            1.51. "Party" means Buyer or Seller, referred to individually, and "Parties" means Buyer and Seller, referred to collectively.

            1.52. "Permits" means the permits, licenses, certificates, orders, consents, authorizations, franchises and other approvals from, or required by, any governmental authority that are used by or necessary to own and to commercialize the Purchased Assets, as currently configured and normally operated (or as proposed or required to be configured or operated), together with any applications for the issuance, renewal, modification, extension or expansion thereof and all supporting information and analyses.


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            1.53. "Permitted Activities" shall have the meaning set forth in
Section 14.1.

            1.54. "Purchase Price" shall have the meaning set forth in Section 4.1.

            1.55. "Purchased Assets" shall have the meaning set forth in Section 2.1.

            1.56. "Purchased Intellectual Property" shall have the meaning set forth in Section 5.9(a).

            1.57. "Purchased Flix Software" means the object code and source code of those portions of the Flix Pro software product listed on Schedule 1.37 to this Agreement, and related documentation.

            1.58. "Registration Rights Agreement" means the agreement to be executed by the Parties at the Closing substantially in the form set forth in Exhibit E.

            1.59. "Retained Assets" shall have the meaning set forth in Section 2.2.

            1.60. "Retained Liabilities" shall have the meaning set forth in
Section 3.2.

            1.61. "Returns" shall have the meaning set forth in Section 5.6(a).

            1.62. "Sale" means the purchase of the Purchased Assets and the assumption of the Assumed Liabilities by Buyer at the Closing.

            1.63. "Seller" means Wildform, Inc., a corporation organized and existing under the laws of the State of California, with its principal place of business located at 8725 Venice Boulevard, Los Angeles, California 90034.

            1.64. "Seller Group" shall have the meaning set forth in Section
13.2.

            1.65. "Survival Period" shall have the meaning set forth in Section 13.6(c).

            1.66. "Tax" or "Taxes" means (a) all income, profits, franchise, gross receipts, capital, sales, use, withholding, municipal license (patents), value added, ad valorem, transfer, employment, social security, disability, occupation, property, severance, production, excise and other taxes, duties and other similar governmental charges and assessments imposed by or on behalf of any government or taxing authority (including interest and penalties thereon and additions thereto), and (b) any obligations under any agreements or arrangements with respect to any Taxes described in clause (a) above.

            1.67. "Third Party Intellectual Property" shall have the meaning set forth in Section 5.9(b).


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            1.68. "United States" means the 50 states of the United States of
America and the District of Columbia.

            1.69. "Update" means changes or additions to the Flash 8 Software made generally commercially available by Buyer, including, without limitation, revisions, patches and bug fixes and maintenance releases, but not new versions.

                                    ARTICLE 2

        SALE AND PURCHASE OF PURCHASED ASSETS; LICENSE OF LICENSED ASSETS

            2.1. Purchased Assets. Subject to the terms and conditions hereof, Seller shall sell, assign, transfer and deliver to Buyer, and Buyer shall purchase, pay for and accept from Seller, the Purchased Assets. The sale, assignment, transfer and delivery of the Purchased Assets shall be free and clear of all Liens. Without limiting the generality of the foregoing, the term "Purchased Assets" shall mean, as the same exist on the Closing Date:

            (a)   The Purchased Intellectual Property;

            (b)   the Purchased Software;

            (c)   the Flix Mark and Flix Logos;

            (d)   the Discreet Contract; and

            (e) the goodwill and going concern value and other intangible assets, if any, of Seller relating to the Purchased Assets.

            2.2. Retained Assets. Notwithstanding anything contained herein to the contrary, Seller shall not sell, and Buyer shall not acquire any and all assets of Seller not included in the Purchased Assets (the "Retained Assets"). Without limiting the generality of the foregoing, the Retained Assets shall include the Licensed Assets and all accounts and notes receivables arising from the Purchased Assets prior to the Closing Date.

            2.3. Licensed Assets. Subject to the terms and conditions hereof, Seller, as licensor, shall license to Buyer, as licensee, the Licensed Assets pursuant to the terms of Article 9 hereof.

                                    ARTICLE 3

                                   LIABILITIES

            3.1. Assumed Liabilities. On the Closing Date, Buyer shall assume and agree to pay, perform and discharge only (i) those liabilities and obligations accruing or arising after the Closing Date in respect of ownership of the Purchased Assets and (ii) the obligations arising under the Discreet Contract (collectively, the "Assumed Liabilities") except for the First Year Discreet Support Obligation to the extent assumed by Seller pursuant to Section
8.5 hereof. Except as specifically set forth in the preceding sentence, Buyer shall not assume any other liabilities or obligations whatsoever of Seller.


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

            3.2. Retained Liabilities. Notwithstanding anything herein to the contrary, Seller agrees that it shall retain, and acknowledges that Buyer has not agreed to pay, shall not assume and shall not have any liability or obligation with respect to, any and all liabilities and obligations of Seller, whether fixed, absolute or contingent, material or immaterial, matured or unmatured, other than the Assumed Liabilities (the "Retained Liabilities"). Without limiting the generality of the foregoing, Retained Liabilities shall include the following:

                  (a) All liabilities and obligations for Taxes in respect of the ownership or use of the Purchased Assets and the Licensed Flix Software prior to the Closing Date;

                  (b) All liabilities and obligations of or incurred by Seller or any of its Affiliates to the extent relating to the Retained Assets;

                  (c) All liabilities and obligations to the extent arising out of circumstances or events occurring or existing on or prior to the Closing Date, including, without limitation, Actions pending or threatened on or prior to the Closing Date, including without limitation, any claims by Sorenson Media, Inc. ("Sorenson") for damages arising out of any infringement by any of the Flix Intellectual Property on any intellectual property rights of Sorenson;

                  (d) Any customer refunds, rebates or returns relating to products containing the Purchased Assets or Licensed Assets sold on or prior to the Closing; and

                  (e) The First Year Discreet Support Obligation, to the extent assumed by Seller pursuant to Section 8.5 hereof.

                                    ARTICLE 4

                                      PRICE

            4.1. Purchase Price. The aggregate purchase price to be paid by Buyer to Seller pursuant to this Agreement (the "Purchase Price") shall consist of (a) the Closing Date Payment Amount, (b) the Escrow Amount, and (c) the assumption of the Assumed Liabilities.

            4.2. Payment of Purchase Price.

                  (a) Closing Date Payment Amount. At the closing of the transactions contemplated hereby (the "Closing"), Buyer shall wire transfer, or cause to be wire transferred, to a bank account designated by Seller in writing at least three (3) business days prior to the Closing, in immediately available funds in Dollars, the Closing Date Payment Amount.


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

                  (b) Escrow Amount. In addition, at the Closing, Buyer shall deposit with McGuireWoods LLP (the "Escrow Agent"), the Escrow Amount in immediately available funds in Dollars pursuant to the terms of the Escrow Agreement.

                                    ARTICLE 5

                    REPRESENTATIONS AND WARRANTIES OF SELLER

            Seller makes the following representations and warranties to Buyer, each of which is true and correct on the date hereof, and shall survive after the Closing in accordance with Section 13.6(b).

            5.1. Organization; Power and Authority. Seller is a corporation duly organized, validly existing and in good standing under the laws of California. The Seller owns no equity interest in any other Entity. Seller has all requisite corporate power and authority to own or lease the Purchased Assets and Licensed Assets, to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby.

            5.2. Due Authorization and Execution; Effect of Agreement. The execution, delivery and performance by Seller of this Agreement and the consummation by Seller of the transactions contemplated hereby have been duly authorized by all necessary corporate action required to be taken on the part of Seller. This Agreement has been duly and validly executed and delivered by Seller and constitutes the valid and binding obligation of Seller, enforceable in accordance with its terms.

            5.3. Financial Information. Schedule 5.3 annexed hereto contains a copy of the unaudited schedule of Seller's revenue for the fiscal year ended December 31, 2004 (the "Revenue"), and a good faith estimate of the allocation of such revenue to the Purchased Assets and Licensed Assets (the "Financial Schedule"). The Financial Schedule was prepared in accordance with the books and records of Seller and presents fairly the Revenues on a cash basis (when payment was received by Seller). The books and records of Seller are in all material respects complete and correct and have been maintained in accordance with good business practice. All amounts reflected on the Financial Schedule arose from bona fide transactions with unrelated parties in the ordinary course of business.

            5.4. Title to Purchased Assets. Except as set forth on Schedule 5.4, Seller has good and exclusive title to the Purchased Assets and Licensed Assets free and clear of all Liens. As of the Closing Date, the Purchased Assets shall be free and clear of all Liens.

            5.5. Contracts. Schedule 5.5 sets forth all of the Contracts. True and correct copies of all Contracts and any amendments thereto have been delivered to Buyer.

            5.6. Litigation. Except as set forth on Schedule 5.7, no judgment, order, writ, injunction or decree of any court or other governmental agency is in effect against or with respect to Seller noris any Action related to the Purchased Assets pending or, to Seller's best knowledge, threatened.


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

            5.7. Taxes. All federal, state, local, foreign and other tax returns, estimates, reports, declarations and forms (collectively, "Returns") relating to the Purchased Assets required to be filed have been accurately prepared and timely filed. Except for Taxes that are being contested in good faith and by appropriate proceedings, the following Taxes have (or by the Closing Date will have) been duly and timely paid: (i) all Taxes shown to be due on the Returns; and (ii) all deficiencies and assessments of Taxes of which written notice has (or by the Closing Date will have) been received by Seller that are or may become chargeable as a Lien upon the assets thereof. All Taxes required to be withheld with respect to the Purchased Assets and by or on behalf of Seller have been withheld, and such withheld Taxes have either been duly and timely paid to the proper governmental agencies or authorities or, if such payment is not yet due, set aside in accounts for such purpose and will be paid when due. No state or local sales taxes have been collected or are required to be collected in connection with the Purchased Assets.

            5.8. Compliance with Laws. Seller is in material compliance with all federal, state, territorial, local and foreign laws, statutes, rules, regulations, judgments, orders, writs, injunctions and decrees applicable to the Purchased Assets. To Seller's best knowledge, there is no Action pending or threatened relating to the foregoing.

            5.9. Permits. Seller has obtained all Permits.

            5.10. Intellectual Property.

                  (a) Schedule 5.10(a) sets forth a complete and correct list of Seller's Intellectual Property used in the design, development, production and commercialization of the Purchased Assets (the "Purchased Intellectual Property" and, collectively with the Licensed Intellectual Property, the "Flix Intellectual Property"). None of the Flix Intellectual Property is the subject of any claim of invalidity and each is in full force and effect.

                  (b) Schedule 5.10(b) hereto sets forth a complete and correct list of all licenses to and from third parties for Intellectual Property used in the design, development, production and commercialization of the Purchased Assets and Licensed Assets (the "Third Party Intellectual Property").

                  (c) Seller owns all right, title and interest in the Purchased Intellectual Property. Except as set forth in Schedule 5.10(c), Seller owns all right, title and interest in and to, or holds valid licenses (as of the Effective Date) from third parties for, Intellectual Property necessary for or used in the design, development, production and commercialization of thePurchased Assetsand the Licensed Assets.

                  (d) Except with respect to Foreign Patent Rights and only to the extent set forth in the second sentence of this subsection 5.10(d), the Purchased Assets and Licensed Assets, do not (as of the Effective Date) infringe or, to the best of Seller's knowledge, allegedly infringe upon any rights owned or held by any other Entity. Notwithstanding the foregoing sentence, to the best of Seller's knowledge, the Purchased Assets and Licensed Assets do not infringe or allegedly infringe upon any Foreign Patent Rights owned or held by any other Entity. There is not pending or, to Seller's best knowledge, threatened any claim or Action against Seller or any Seller Affiliate contesting their rights to any Intellectual Property or the validity of the Intellectual Property, and there is to the best of Seller's knowledge no infringement of the Purchased Intellectual Property or Licensed Intellectual Property by any other Entity.

            5.11. No Conflict. Except as set forth on Schedule 5.11, the execution, delivery and performance by Seller of this Agreement and the consummation by Seller of the transactions contemplated hereby: (a) will not result in a violation by Seller of any provision of any law, rule or regulation, order, writ, injunction, judgment or decree applicable to Seller with respect to any Purchased Asset or Licensed Asset; (b) will not require any consent or approval of, or filing with or notice to, any governmental or regulatory authority under any provisions of law applicable to Seller; (c) will not violate any provisions of the Certificate of Incorporation or By-Laws or comparable documents of Seller; (d) will not require any consent, approval or notice under, and will not conflict with, or result in the breach or termination of, or constitute a default, or an event which with notice or lapse of time or both would constitute a default under, or result in the acceleration of the performance by Seller under, any Contract or Permit; and (e) will not result in the creation of any Lien upon any of the Purchased Assets. No Entity has any right of first refusal, preemptive right, option or other right to acquire any of the Purchased Assets.

            5.12. Absence of Certain Changes. Except as disclosed in Schedule 5.12, since December 31, 2004, there has been no change or event that has had or could reasonably be expected to have a Material Adverse Effect.

                                    ARTICLE 6

                     REPRESENTATIONS AND WARRANTIES OF BUYER

            Buyer makes the following representations and warranties to Seller, each of which is true and correct on the date hereof, and shall survive after the Closing in accordance with Section 13.6(b).

            6.1. Organization; Power and Authority. Buyer is a corporation duly organized, validly existing and in good standing under the laws of Delaware. Buyer has, or as of the Closing Date will have, all requisite power and authority, corporate and otherwise, to execute, deliver and perform the obligations of Buyer under this Agreement and to consummate the transactions contemplated hereby.

            6.2. Due Authorization and Execution; Effect of Agreement. The execution, delivery and performance by Buyer of this Agreement and the consummation by Buyer of the transactions contemplated hereby have been or will be as of the Closing Date duly authorized by all necessary corporate action required to be taken on the part of Buyer. This Agreement has been duly and validly executed and delivered by Buyer and constitutes the valid and binding obligation of Buyer, enforceable in accordance with its terms.

            6.3. Macromedia Agreement. As of the Closing Date, Buyer has entered into an agreement with Macromedia providing, in relevant part, that Macromedia has a license to use Buyer's VP6 and/or VP7 codecs in the Flash Player and, to Buyer's best knowledge, Macromedia intends to use the VP6 and/or VP7 codec in Flash 8.

                                    ARTICLE 7

                               COVENANTS OF SELLER

            Seller hereby covenants and agrees with Buyer as follows:

            7.1. Cooperation by Seller. Prior to the Closing, Seller shall take all actions and do all things necessary, proper or advisable to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement and to cooperate with others in connection with the foregoing, including using reasonable efforts (a) to secure all consents, waivers, approvals, authorizations, tax exemptions and other governmental benefits and Permits from governmental agencies, or third parties as shall be required in order to enable Seller and Buyer to effect the transactions contemplated by this Agreement, (b) to lift or rescind any injunction or restraining order against the transactions, (c) to effect any necessary registrations and filings, and (d) to fulfill the conditions to Closing set forth in Section 10.1.

            7.2. Pre-Closing Access to Information. From the date hereof through the Closing Date, Seller shall afford to Buyer and Buyer's accountants, counsel and other representatives, reasonable access to, and upon request, copies of, all of the properties, books, contracts, software, commitments and records of Seller that are reasonably related to the Purchased Assets and/or Licensed Assets.

            7.3. Conduct of Business. From the date hereof through the Closing Date, except as may otherwise be expressly provided for in this Agreement, Seller shall carry on the business related to the Purchased Assets and Licensed Assets only in the ordinary and regular course consistent with past practices and in compliance with all applicable laws. Seller further covenants to Buyer that, without the prior written consent of Buyer, and except as may otherwise be required under this Agreement, from the date hereof to the Closing, Seller will not:

                  (a) permit to be incurred any Liens on any of the Purchased Assets;

                  (b) sell, transfer or otherwise dispose of any Purchased Assets, except in the ordinary course of business consistent with past practice or pursuant to agreements in effect on the date hereof;

                  (c) sell, assign, transfer, license, abandon or convey any of the Purchased Intellectual Property, provided that Seller may grant licenses in the ordinary course of business consistent with past practice;

                  (d) enter into any contract other than in the ordinary course of business consistent with past practice;

                  (e) agree or commit to take any action described in this
      Section 7.3.

            7.4. Non-Transferability. To the extent that any of the Purchased Assets or Licensed Intellectual Property is not capable of being sold, assigned, licensed, transferred or delivered or until the impediments to the sale, assignment, transfer or delivery referred to therein are resolved, Seller shall use commercially reasonable efforts, with the costs of Seller related thereto to be promptly reimbursed by Buyer, to (i) provide, at the request of Buyer, to Buyer the benefits of any such Purchased Asset and/or Licensed Intellectual Property; (ii) cooperate in any reasonable and lawful arrangement designed to provide such benefits to Buyer, without incurring any financial obligation to Buyer, and (iii) enforce, at the request of and for the account of Buyer, any rights of Seller arising from any such Purchased Asset and/or Licensed Intellectual Property against any third person (including a government or governmental agency or body), including the right to elect to terminate in accordance with the terms thereof upon the advice of Buyer.

            7.5. Further Assurances. At any time and from time to time whether before, at or after the Closing Date, Seller shall execute and deliver any further instruments or documents and take all such further action as Buyer may reasonably request in order to consummate more effectively the transactions contemplated by this Agreement.

            7.6. Governmental Matters. Seller shall comply with the laws of any state, province and country (including the United States) which are applicable to the Sale, as contemplated hereby, and pursuant to which government notification or approval of such transaction is necessary. Seller shall cooperate with Buyer in providing any information about Seller that is required for this purpose and in promptly filing, separately or jointly with Buyer, any applications for such government notification or approval.

            7.7. No Solicitation of Other Offers. Seller agrees that it shall not, and shall not permit any of its Affiliates, or any officers, directors, employees, agents or representatives of any of the foregoing to, directly or indirectly, solicit or initiate (including by way of furnishing any non-public information concerning the or Seller) inquiries or proposals, or participate in any discussions or negotiations or enter into any agreement with any Entity, concerning an acquisition of all or any substantial portion of Seller or the Purchased Assets, except for the transactions with Buyer contemplated by this Agreement. Seller shall immediately advise Buyer of any such inquiry or proposal, including the terms thereof and the identity of the Entity making such inquiry or proposal. The obligations of Seller under this Section 7.7 shall expire upon the earlier of the termination of this Agreement or the Closing.

            7.8. Books and Records. From and after the Closing Date, to the extent reasonably required by Buyer solely in connection with any Books and Records Event, Seller shall (subject to applicable contractual and privacy obligations) allow Buyer and its agents reasonable access to all business records and files (other than those containing competitively sensitive or privileged information) of Seller related to the Purchased Assets or Licensed Intellectual Property, that relate to periods prior to the Closing Date, upon reasonable advance notice during normal working hours, and Buyer shall have the right, at its own expense, to make copies of any such records and files, provided, however, that any such access or copying shall be had or done in such a manner so as not to interfere with the normal conduct of business. It shall be Buyer's obligation to provide written proof and documentation of a Books and Records Event to Seller prior to Seller providing any access to any of Seller's records.

                                    ARTICLE 8

                               COVENANTS OF BUYER

            Buyer hereby covenants and agrees with Seller as follows:

            8.1. Cooperation by Buyer. Subject to its rights under Article 12, prior to the Closing, Buyer will use all reasonable efforts to take all actions and to do all things necessary, proper or advisable (but without any obligation to expend funds) to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement and to cooperate with others in connection with the foregoing, including using reasonable efforts to (a) secure all consents, waivers, approvals, authorizations, tax exemptions and other governmental benefits and Permits from governmental agencies or third parties as shall be required in order to enable Buyer and Seller to effect the transactions contemplated by this Agreement, (b) to lift or rescind any injunction or restraining order against the transactions, (c) to effect any necessary registrations and filings, and (d) to fulfill the conditions to Closing set forth in Section 10.2.

            8.2. Further Assurances. Subject to the other terms and conditions of this Agreement, at any time and from time to time whether at, before or after the Closing Date, Buyer shall execute and deliver any further instruments or documents and take all such further action as Seller may reasonably request in order to consummate more effectively the transactions contemplated by this Agreement.

            8.3. Non-Solicitation. Buyer agrees that, for a period of two (2) years from the Closing, it shall not solicit (directly or indirectly) for employment, hire or otherwise engage the services of any Employees, provided, however, that no action taken by Buyer pursuant to and in compliance with the Flix Agreement shall be interpreted as violating this Section 8.3.

            8.4. Discreet Royalty Payments. Buyer agrees to pay Seller **CONFIDENTIAL TREATMENT REQUESTED** of any royalties ("Discreet Royalties") actually paid to Buyer under the Discreet Contract (any such amounts owed to Seller are referred to herein as "Royalty Fees"). Notwithstanding the foregoing, Seller shall keep the entire **CONFIDENTIAL TREATMENT REQUESTED** pre-payment of Discreet Royalties. Royalty Fees will be owed to Seller and accrue when Buyer has received payment of Discreet Royalties from Autodesk. Within sixty (60) days of the end of each calendar quarter, Buyer shall pay to Seller the amount of Royalty Fees accrued in the prior quarter. Each Royalty Fee payment shall be accompanied by a fee report (the "Fee Report") that sets forth the amount of gross revenue generated in the period and a breakdown of the types of revenue that comprise the total revenue amount. Seller shall have the right, on seven
(7) days' prior written notice, itself or through its professional advisors to conduct an audit of Buyer's records to verify compliance with the terms of this Agreement. Seller may exercise the foregoing right to audit once every 365 days.

            8.5. First Year Discreet Support Obligation. For the period from the Effective Date until the one-year anniversary of the effective date of the Discreet Contract (the "Discreet Support Period"), Seller shall provide any and all technical and/or customer support pursuant to the Discreet Contract (the "First Year Support Obligation"). Buyer shall pay Seller any amounts paid by Autodesk to Buyer in consideration of the First Year Support Obligation. Notwithstanding the foregoing, Seller shall only fulfill the First Year Support Obligation and Buyer shall only be obligated to make payments to Seller pursuant to this Section 8.5 if Autodesk has agreed in writing to permit Seller to fulfill the First Year Discreet Support Obligation.

                                    ARTICLE 9

                                    LICENSES

            9.1. Seller Licenses.

                  (a) Licensed Flix Software. Effective as of Closing, and subject to the terms and conditions hereof, Seller hereby grants Buyer a perpetual, worldwide, paid-up, royalty-free, sublicensable, non-exclusive and transferable license, under the Licensed Intellectual Property, to use, reproduce, modify, and produce derivative works based on the Licensed Flix Software. Buyer has full rights to sublicense any and all of the Licensed Flix Software in any form and to grant Buyer's licensees the right to further sublicense the Licensed Flix Software.

                  (b) Licensed E-Commerce Software. Effective as of Closing, and subject to the terms and conditions hereof, Seller hereby grants Buyer a perpetual, worldwide, paid-up, royalty-free, non-sublicensable, non-exclusive and non-transferable (except as set forth in Section 15.2 hereof) license, under the Licensed Intellectual Property, to use, reproduce, and modify the Licensed E-Commerce Software and to produce derivative works based on the Licensed E-Commerce Software.

                  (c) Licensed Patent Rights. Effective as of Closing, and subject to the terms and conditions hereof, Seller hereby grants Buyer a perpetual, worldwide, paid-up, royalty-free, non-sublicensable, non-exclusive and non-transferable (except as set forth in Section 15.2 hereof) license, under the Licensed Patent Rights, to make, use, sell or offer for sale (but only to end-users) and import or export the Licensed Flix Software.

                  (d) Credit. Buyer shall provide Seller with a credit in the Product Help files and About Boxes of any products that use the Licensed Intellectual Property and in which Buyer has included its own credit. This credit shall be substantially in the form: "Buyer [Product Name] uses Wildform technology. (C) 2000-2005 Wildform, Inc. All Rights Reserved. For more information see: http://www.wildform.com."

                  (e) Export Control. With respect to the licenses granted in Sections 9.1(a)-(c), Buyer agrees to comply with all applicable export laws, restrictions, national security controls and regulations of the United States

            9.2. Buyer License.

                  (a) License Grant.

                        (1) At Seller's option, and subject to timely payment of Royalties, Buyer shall and hereby does grant to Seller, a non-exclusive, non-transferable (except in accordance with Section 15.2 hereof), perpetual, irrevocable, sublicensable, worldwide license to: (i) use the Purchased Flix Software in connection with the development of the New Products; (ii) copy the Purchased Flix Software in connection with the development the New Products;
(iii) modify and make derivative works of the Purchased Flix Software in connection with the development of the New Products; and (iv) distribute or transmit in any fashion and through any channel the Purchased Flix Software in object code form solely as part of the New Products. Seller may only use the Buyer Licensed Software subject to the terms of this Agreement. If Seller does not elect to exercise the foregoing option, it shall provide Buyer with a written declaration that it has obtained a valid license to integrate Flash 6/7 video software with the New Products from a licensor with the ability to sublicense such software, or with the use of open source software. Seller shall provide such a declaration promptly after commencing commercial distribution of New Products containing Flash 6/7 video. Seller shall be deemed to have exercised the foregoing option if Seller distributes the Flash 6/7 video integrated with the New Products without providing to Buyer a written declaration that it has otherwise obtained a license from a third party to do so.

                        (2) At Seller's option, and subject to timely payment of Royalties, Buyer shall and hereby does grant to Seller, a non-exclusive, non-transferable (except in accordance with Section 15.2 hereof), perpetual, irrevocable, sublicensable, worldwide license to: (i) use the Flash 8 Software enable the New Products to encode video in the Flash 8 format (the "Flash 8 Feature"); (ii) copy the Flash 8 Software in connection with the development of the Flash 8 Feature; (iii) modify and make derivative works of the Flash 8 Software in connection with the development of the Flash 8 Feature; and (iv) distribute or transmit in any fashion and through any channel the Flash 8 Software in object code form solely as part of the New Products. Other than the Flash 8 Feature, Seller agrees not to develop or add any features to the New Products (including, without limitation screen capture video) based on or using the Flash 8 Software. If Seller does not elect to exercise the foregoing option, it shall provide Buyer with a written declaration that it has obtained a valid license to integrate Flash 8 video software with the New Products from a licensor with the ability to sublicense such software. Seller shall provide such a declaration promptly after commencing commercial distribution of New Products containing Flash 8 video. Seller shall be deemed to have exercised the foregoing option if Seller distributes the Flash 8 Software integrated with the New Products without providing to Buyer a written declaration that it has otherwise obtained a license from a third party to do so.

                        (3) To the extent that Seller exercises its option under Sections 9.2(a)(1) or 9.2(a)(2), Seller shall only distribute the Buyer Licensed Software subject to end user license agreements that contain terms at least as restrictive as Buyer's customary end used license agreement ("EULA"), a copy of which is attached hereto as Exhibit E. Seller agrees to enforce the terms of the EULA to the same extent that it enforces end user licenses of Seller-owned technology, but in no event shall Seller use less than reasonable care in such enforcement.

                        (4) Use Restrictions. Except as otherwise provided in the Flix Agreement, the license grants in Sections 9.2(a)(1) and (2) are subject to the following restrictions:

                              (i) The Purchased Flix Software and Flash 8
Software may not be distributed on a stand-alone basis or integrated with any product other than the New Products,

                              (ii) Seller agrees that it will not alter, modify,
decompile, disassemble or reverse engineer the Flash 8 Software, and

                              (iii) Seller agrees that the New Products must
pass a "license key", which Buyer will provide to Seller. This license key will allow the Flash 8 Software to encode, effectively binding the Flash 8 Software to the New Products.

                        (5) Credit. Seller shall provide Buyer with a credit in the Product Help files and About Boxes of any product that uses the Purchased Assets or Flash 8 Software and in which Seller has included its own credit. This credit shall be substantially in the form: "Seller [Product Name] uses On2 Video technology. (C) 2000-2005 On2 Technologies, Inc. All Rights Reserved. For more information see: http://www.on2.com."

                  (b) Royalties. To the extent that Seller exercises its option under Sections 9.2(a)(1) or 9.2(a)(2), and in partial consideration of the license grant in Section 9.2(a) hereof, Seller shall pay to Buyer royalties (the "Royalties") of (i) **CONFIDENTIAL TREATMENT REQUESTED** for each copy of the New Products sold or commercially distributed by Seller or Seller's successors, assigns, resellers and distributors, which New Products contains any of the Purchased Flix Software] and (ii) **CONFIDENTIAL TREATMENT REQUESTED** for each copy of the New Products sold or commercially distributed by Seller or Seller's successors, assigns, resellers and distributors, which New Product contains Flash 8 Software. In the event that any New Products contains Flash 8 Software, Seller shall be entitled to include the Purchased Flix Software in such New Products without paying any additional Royalty, provided that Seller pays Buyer the **CONFIDENTIAL TREATMENT REQUESTED** Flash 8 Software Royalty. The Royalties shall be owed to Buyer and accrue when each New Products that incorporates the relevant Buyer Licensed Software is sold, distributed, licensed, leased or deployed.

                  The foregoing notwithstanding, Seller shall pay to Buyer a Royalty of **CONFIDENTIAL TREATMENT REQUESTED** for each copy of the New Products containing the Buyer Licensed Software that is sold or distributed by Seller or Seller's successors, assigns, resellers and distributors:
**CONFIDENTIAL TREATMENT REQUESTED**. Seller shall pay no Royalty for: (i) use of the Buyer Licensed Software for internal purposes; and (ii) copies of the New Products containing the Buyer Licensed Software that are distributed demonstration copies, which shall produce output containing a watermark, or on copies of New Products provided without cost to up to 500 software reviewers or up to 500 Beta users for each version of the New Products.

                  (c) Payment of Royalties; Audit Rights. Within thirty (30) days of the end of each calendar quarter, Seller shall pay to Buyer the amount of Royalties accrued in the prior quarter. Each Royalty payment shall be accompanied by a fee report (the "Fee Report") that sets forth the number of units sold in the period and a breakdown of the types of revenue that comprise the total revenue amount. Upon reasonable notice to Seller, Buyer may cause an audit to be made once annually of the applicable records of Seller in order to verify Fee Reports. Any such audit shall be conducted by an independent certified public account selected by Buyer (other than on a contingent fee basis) and reasonably acceptable to Seller. The audit shall be conducted during regular business hours at Seller `s offices and in such a manner as not to interfere with Seller's normal business activities. Seller may require that the persons conducting the audit sign confidentiality agreements as a condition of access to Seller's books.

                  (d) Restrictions. Seller shall (a) not market or advertise the new product as a "Flash video encoder", or a "Flash video converter", (b) limit the information of the New Product's licensed Flash video encoding capabilities in marketing or advertising materials to references to Flash video output (in ..flv and .swf and any other supported format) in a list of the New Product's feature list and "supported formats" list (video output from the New Products may be displayed in demonstrations, tutorials, samples and ads for the New Products) and (c) not sell or allow the sale of any version of the New Products through its website or newsletter that can encode Flash video (excluding screen capture video) with as listed retail price on Seller's website of less than **CONFIDENTIAL TREATMENT REQUESTED**, provided however that the New Products with Flash video encoder can be sold for less than **CONFIDENTIAL TREATMENT REQUESTED** if it is bundled with a third-party software product and offered for sale by such third-party, provided further that 6 months after the release of Flash 8, Wildform can offer the New Products with the Flash 7 MX SWF and FLV video encoder (but not with Flash 8 video output) for as low as **CONFIDENTIAL TREATMENT REQUESTED**.

                  (e) Maintenance; Technical Support. Buyer shall provide Seller with the maintenance and technical support **CONFIDENTIAL TREATMENT REQUESTED** of the Buyer Licensed Software and Flash 8 Software.

                  (f) Warranty. Buyer represents and warrants to Seller that:
(i) it has all requisite power and authority and holds all licenses, permits and other required authorizations to grant the foregoing licenses to Seller; and
(ii) the Flash 8 Software and its production, delivery, use or distribution shall not infringe upon or violate the rights of any third party, including without limitation Intellectual Property rights. Notwithstanding anything in
Section 13.6 to the contrary, the total aggregate liability payable by Buyer for any breach of the warranty contained in this Section 9.2(f) shall not exceed the amount of Royalties paid by Seller to Buyer hereunder.

                                   ARTICLE 10

                         CONDITIONS PRECEDENT TO CLOSING

            10.1. Conditions Precedent to Buyer's Obligations. The obligation of Buyer to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction of the following conditions, any or all of which conditions may be waived by Buyer, in its sole discretion:

                  (a) Truth of Representations and Warranties. Each of the representations and warranties made by Seller in this Agreement shall be true and correct in all material respects on and as of the Closing Date with the same force and effect as though such representation and warranty had been made or given on and as of the Closing Date.

                  (b) Approvals. All required approvals and authorizations of, filings with and notifications to, all regulatory authorities required for the consummation of the transactions contemplated hereby shall have been obtained or made and shall be in full force and effect.

                  (c) Litigation. No injunction or restraining order or other order shall be in effect forbidding or enjoining the consummation of the transactions contemplated hereby and no legal action or governmental investigation shall be pending or threatened that, if adversely determined, would reasonably be expected to result in any such injunction or order or in a damage remedy resulting from consummation of such transactions.

                  (d) Covenants. Seller shall have performed and complied in all material respects with all covenants and agreements required by this Agreement to be performed by it prior to or at the Closing.

                  (e) Deliveries. Seller shall have made at the Closing the deliveries to Buyer required to be delivered by Seller pursuant to Section 11.2.

                  (f) Legal Opinion. Buyer shall have received the written opinion of Strategic Law Partners, LLP, counsel to Seller, dated as of the Closing Date and in substantially the form attached hereto as Exhibit F (the "Legal Opinion").

                  (g) No Material Adverse Effect. A Material Adverse Effect shall not have occurred.

                  (h) Non-Competition Agreements. Blank and Devitt shall each have entered into Non-Competition Agreements with Buyer.

                  (j) Flix Agreement. The Parties shall have executed the Flix Agreement.

                  (k) Escrow Agreement. The Parties and the Escrow Agent shall have executed the Escrow Agreement.

            10.2. Conditions Precedent to Seller's Obligations. The obligation of Seller to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction of the following , any or all of which conditions may be waived by Seller, in its sole discretion:

                  (a) Truth of Representations and Warranties. Each of the representations and warranties made by Buyer in this Agreement shall be true and correct in all material respects at and as of the Closing Date with the same effect as though such representations and warranties had been made or given on and as of the Closing Date.

                  (b) Approvals. All required approvals and authorizations of, filings with and notifications to, all regulatory authorities required for the consummation of the transactions contemplated hereby shall have been obtained or made and shall be in full force and effect.

                  (c) Litigation. No injunction or restraining order or other order shall be in effect forbidding or enjoining the consummation of the transactions contemplated hereby and no legal action or governmental investigation shall be pending or threatened which, if adversely determined, would reasonably be expected to result in any such injunction or order or in a damage remedy resulting from consummation of such transactions.

                  (d) Covenants. Buyer shall have performed and complied in all material respects with all covenants and agreements required by this Agreement to be performed by Buyer prior to or at the Closing.

                  (f) Registration Rights Agreement. The Parties shall have executed the Registration Rights Agreement.

                  (e) Deliveries. Buyer shall have made at the Closing the deliveries to Seller required to be delivered by Buyer pursuant to Section 11.3.

                                   ARTICLE 11

                                     CLOSING

            11.1. Time and Place. Subject to the terms and conditions of this Agreement, the Closing shall take place by exchange of facsimile signatures at 1:00 p.m. PST, on April 29, 2005 or at such other time and place as the Parties shall agree upon in writing (the "Closing Date").

            11.2. Items to be Delivered by Seller. At the Closing, Seller shall deliver to Buyer or procure the following:

                  (a) To Buyer:

                  (i) An assignment of intellectual property in form and substance reasonably satisfactory to Buyer conveying to Buyer the Purchased Intellectual Property, duly executed by Seller;

                  (ii) A duly executed Escrow Agreement, Registration Rights Agreement and such other agreements to be executed and delivered at the Closing as contemplated by this Agreement;

                  (iii) A certificate duly executed by a duly-authorized officer of Seller stating that the conditions set forth in Sections 10.1(a) and 10.1(d) are satisfied;

                  (iv) The Legal Opinion; and

                  (v) Such other documents, instruments and certificates as Buyer may reasonably request in connection with the transactions contemplated by this Agreement.

                  (b) To Escrow Agent:

                  (i) A duly-executed Escrow Agreement;

                  (ii) the Escrow Amount by wire transfer and otherwise in accordance with the Escrow Agreement; and

                  (iii) A certificate duly executed by a duly-authorized officer of Buyer stating that the conditions set forth in Sections 10.1(a) and 10.1(d) are satisfied;

            11.3. Items to be Delivered by Buyer. At the Closing, Buyer shall deliver the following:

                  (a) To Seller:

                        (i) By wire transfer, the Closing Date Payment Amount in immediately available funds as specified in Article 4 hereof;

                        (iii) A duly-executed Flix Agreement, Escrow Agreement, Registration Rights Agreement and such other agreements to be executed and delivered at the Closing as contemplated by this Agreement;

                  (b) To Escrow Agent, a duly-executed Escrow Agreement.

                                   ARTICLE 12

                        TERMINATION PRIOR TO CLOSING DATE

            12.1. Termination. This Agreement may be terminated at any time prior to the Closing Date only as follows:

                  (a) By the mutual written consent of Buyer and Seller;

                  (b) By any Party immediately upon written notice to the other Parties, if the Closing has not occurred on or before May 27, 2005; or

                  (c) By any Party immediately upon written notice to the other Parties if a permanent injunction is issued by a court of competent jurisdiction or by any regulatory or governmental body which enjoins or otherwise prohibits the Closing and becomes final and non-appealable.

            12.2. Effect of Termination. In the event of any termination of this Agreement pursuant to Section 12.1 hereof, no Party shall have liability or further obligations to the other Parties under this Agreement; provided, however, that such termination shall not relieve any Party of liability for any willful, material breach of this Agreement.

                                   ARTICLE 13

                         INDEMNIFICATION AND PROCEDURES

            13.1. Indemnification by Seller. Subject to the other provisions of this Article 13, Seller shall indemnify and hold Buyer and any Affiliates of Buyer and their respective employees, representatives, officers, directors, and agents ("Buyer Group") harmless from and against any and all Damages suffered by Buyer or any other member of the Buyer Group resulting from, arising out of, or incurred with respect to, or (in the case of claims asserted against Buyer or any other member of the Buyer Group by a third party) alleged to result from, arise out of or have been incurred with respect to:

                  (a) the inaccuracy or breach of any representation or warranty made by Seller in this Agreement or in any certificate delivered by it at the Closing pursuant hereto; and

                  (b) the breach of any covenant by Seller or the nonperformance of any obligation to be performed by Seller under this Agreement or in any certificate delivered by it at the Closing pursuant hereto;

                  (c) the failure of Seller fully to pay or satisfy or cause to be paid or satisfied any of the Retained Liabilities;

                  (d) the failure to comply with applicable bulk sales laws; and

                  (e) any claim against Buyer arising from Seller's use or sale of the Purchased Assets prior to the Closing

            13.2. Indemnification by Buyer. Subject to the other provisions of this Article 13, Buyer shall indemnify and hold Seller and its employees, representatives, officers, directors and agents ("Seller Group") harmless from and against any Damages suffered by Seller or any other member of the Seller Group resulting from, arising out of, or incurred with respect to, or (in the case of claims asserted against Seller or any other member of the Seller Group by a third party) alleged to result from, arise out of or have been incurred with respect to:

                  (a) the inaccuracy or breach of any representation or warranty made by Buyer in this Agreement or in any certificate delivered by it at the Closing pursuant hereto;

                  (b) the breach of any covenant by Buyer or the nonperformance of any obligation to be performed by Buyer under this Agreement or in any certificate delivered by it at the Closing pursuant hereto;

                  (c) the failure of Buyer fully to pay or satisfy any of the Assumed Liabilities;

                  (d) any claim against Seller arising from Buyer's use or sale of the Purchased Assets after the Closing; and

                  (e) any claim against Seller arising from Seller's enforcement of an Employee Non-Compete pursuant to Section 14.4 hereof.

            13.3. Notice and Resolution of Claim.

                  (a) An indemnified party hereunder shall promptly give written notice to the indemnifying party after obtaining knowledge of (i) any claim the indemnified party has against the indemnifying party not involving a third party claim or litigation or (ii) any third party claim or litigation against the indemnified party as to which recovery may be sought against the indemnifying party because of the indemnity set forth in Section 13.1 or Section 13.2 specifying in reasonable detail the claim or litigation and the basis for indemnification; provided, that the failure of the indemnified party promptly to notify the indemnifying party of any such matter shall not release the indemnifying party, in whole or in part, from its obligations under this Article 13 except to the extent the indemnified party's failure so to notify actually materially prejudices the indemnifying party. If such claim for indemnity shall arise from the claim or litigation of a third party, the indemnified party shall permit the indemnifying party to assume the defense of any such claim, litigation or any litigation resulting from such claim.

                  (b) If the indemnifying party assumes the defense of any such third party claim or litigation, the obligations of the indemnifying party hereunder shall, subject to the limits of this Article 13, include taking all steps necessary in the investigation, defense or settlement of such claim or litigation (including the retention of legal counsel) and holding the indemnified party harmless from and against any and all Damages caused by or arising out of any settlement approved by the indemnifying party or any judgment in connection with such claim or litigation. The indemnifying party shall not, in the defense of such claim or litigation, consent to entry of any judgment (except with the written consent of the indemnified party, which consent shall not be unreasonably withheld), or enter into any settlement (except with the written consent of the indemnified party, which consent shall not be unreasonably withheld), (i) which does not include as an unconditional term thereof the giving by the claimant or the plaintiff to the indemnified party a complete release from all liability in respect of such claim or litigation or
(ii) the effect of which is to permit any injunction, declaratory judgment, other order or other non-monetary relief to be entered, directly or indirectly, against any indemnified party. The indemnifying party shall permit the indemnified party to participate in such defense or settlement through counsel chosen by the indemnified party, with the fees and expenses of such counsel borne by the indemnified party.

                  (c) Failure by the indemnifying party to notify the indemnified party of its election to assume the defense any such claim or litigation by a third party within twenty (20) days after notice thereof shall have been given to the indemnifying party shall be deemed a waiver by the indemnifying party of its right to assume the defense of such claim or litigation. If the indemnifying party shall not assume the defense of any such claim by a third party or litigation resulting therefrom, the indemnified party may defend against such claim or litigation in such manner as it may deem appropriate and may settle such claim or litigation on such terms as it may deem appropriate; provided, however, that the indemnified party shall not, in the defense of such claim or litigation, consent to entry of any judgment or enter into any settlement except with the written consent of the indemnified party, which consent shall not be unreasonably withheld. The indemnifying party shall not be entitled to require that any action be brought against any other Entity before action is brought against it hereunder by the indemnified party but shall be subrogated to any right of action to the extent that it has paid or successfully defended against any third party claim.

            13.4. Non Third-Party Claims. With respect to any claim not involving a third party claim or litigation which the indemnifying party fails to pay within thirty (30) days of the date notice is received from the indemnified party, the indemnifying party shall, if it is determined to have been obligated to indemnify the indemnified party for such claim, pay the indemnified party for any Damages resulting from the indemnifying party's failure to satisfy promptly such claim.

            13.5. Payment and Assignment of Claims; Rights of Offset.

                  (a) Upon final determination by the Parties or by a court of competent jurisdiction or by any alternate dispute resolution procedure agreed upon by the Parties, that a Party is entitled to indemnification under this
Article 13, the indemnifying party shall promptly pay or reimburse, as appropriate, the indemnified party for any Damages to which the indemnified party is entitled to be indemnified under this Article 13. Any Damages to which Buyer is entitled to be indemnified under this Article 13 shall be satisfied by setting off, offsetting and applying against, in the following order, (i) any remaining Escrow Amount and (ii) by payment of any remaining Damages from Seller to Buyer.

                  (b) In the event that any of the Damages for which an indemnifying party is responsible or allegedly responsible pursuant to Section
13.3 are recoverable or potentially recoverable against any third party at the time when payment is due hereunder, then the indemnified party shall assign any and all rights that it may have to recover such Damages to the indemnifying party.

            13.6. Limits on Indemnification.

                  (a) Indemnification Limitation. Except with respect to payment of the Purchase Price, the total aggregate liability of Buyer for any claims for Damages arising under Section 13.1(a) of this Agreement shall not exceed One Million Dollars ($1,000,000). The total aggregate liability of Seller for any claims for Damages arising under Section 13.1(a) of this Agreement shall not exceed One Million Dollars ($1,000,000).

                  (b) Indemnification Threshold. No claim shall be asserted by any party seeking indemnification pursuant to the provisions of this Article 13, unless the amount of such party's Damages equals at least Fifteen Thousand Dollars ($15,000) in the aggregate (the "Indemnity Threshold"); provided, however, that once the amount of Damages any such party incurs has met or exceeded the Indemnity Threshold, then it shall be entitled to recover the full amount of such Damages.

                  (c) Survival. The representations and warranties made in this Agreement or in any certificate or other agreement or document delivered pursuant hereto or in connection herewith shall survive the Closing Date for a period of one year or, in the case of representations and warranties set forth in Sections 5.1 (Organization; Power and Authority), 5.2 (Due Authorization and Execution, Effect of Agreement) which shall survive for four (4) years after the Closing Date, or, in the case of Sections 5.3 (Title to Purchased Assets), and
5.11 (Intellectual Property) for two (2) years after the Closing Date (the applicable survival period being referred to herein as the "Survival Period"). Neither Party shall have an obligation to indemnify the other pursuant to this
Article 13 for any breach of any representation or warranty unless a notice has been submitted to the indemnifying party in accordance with Section 13.3(a) hereof prior to the end of the applicable Survival Period.

                  (d) Sole Remedy. Except as provided in Section 15.1(a), the remedies provided in this Article 13 shall be an indemnified Party's sole and exclusive remedy with respect to any claim giving rise to an obligation of indemnification by the other Party.

            13.7. Indemnity Payments. The Parties agree that any payments by one Party to the other Party made pursuant to this Article 13 will be treated by the Parties on all applicable tax returns as an adjustment to the Purchase Price.

                                   ARTICLE 14

                              RESTRICTIVE COVENANT

            14.1. Covenants Not to Compete. For a period of four (4) years after the Closing Date, Seller shall not, directly or indirectly through or in association with any Entity or otherwise, (a) market, promote or sell any Flash video encoder product except for Permitted Activities or otherwise in connection with the marketing and promotion being performed by Seller for Buyer pursuant to the Flix Agreement; (b) except in connection with a Change of Control of Seller, sell or transfer any Flix customer information to any third-party unless such party agrees to be bound by the foregoing restriction; (c) engage in research and development related to, or design, develop, manufacture, license, sell or otherwise distribute or provide any Flash video products except for Permitted Activities; (d) own or acquire any controlling interest in any business which is engaged in the business of marketing, promoting, selling developing or designing any Flash Video encoder products; or (e) act as a consultant or advisor only as it relates specifically to the marketing, promoting, selling, development or design of any Flash video encoder products. For purposes of this Agreement, "Permitted Activities" shall mean, (i) the development and commercialization of software using Flash Screen Capture Video; (ii) the integration of Flash Video with the New Products, subject to the restrictions set forth in Section 9.2(d) hereof; (iii) the marketing, promoting, or sale of the New Products; (iv) the integration of software licensed from Buyer into any other products for which Seller obtains a license from Buyer and the marketing, promotion, distribution and sale of those products; (v) providing support services to any of Seller's existing customers and licensees for software purchased or licensed from Seller before the Closing Date and any of the Retained Assets and (vi) providing services to Buyer under the terms of the Flix Agreement.

            14.2. Obligations Not to Compete as Inducement and Consideration to Buyer. Seller acknowledges and agrees that the value to Buyer of the transactions provided for in this Agreement would be substantially and materially diminished if Seller, directly or indirectly through or in association with any Entity or otherwise, were hereafter to breach any of the provisions of Section 14.1, and Seller has therefore offered and agreed to the provisions of Section 14.1 as a material inducement to Buyer to enter into this Agreement, and in consideration of the promises, representations and covenants made by Buyer under this Agreement. Seller specifically acknowledge and agree that the provisions of Section 14.1 are commercially reasonable restraints on Seller, ancillary to the investment, effort and risk to acquire and thereafter commercialize the Purchased Assets and are reasonably necessary to protect the interests Buyer is acquiring hereunder. Seller further acknowledges and agrees that Buyer would be irreparably damaged by a breach of Section 14.1 and would not be adequately compensated by monetary damages for any such breach. Therefore, in addition to all other remedies, Buyer shall be entitled to seek injunctive relief from any court having jurisdiction to restrain any violation (actual or threatened) of Section 14.1 without the necessity of posting any bond in regard to any injunctive proceeding.

            14.3. Enforceability. If any court shall in any proceeding refuse to enforce Sections 14.1 and 14.2 in whole or in part because the time limit, geographical scope or any other element thereof is deemed unreasonable in the jurisdiction of that court, it is expressly understood and agreed that Sections
14.1 and 14.2 shall not be void but, for the purpose of such proceeding, such time limit, geographical scope or other element shall be deemed to be reduced to the extent necessary to permit the enforcement of Sections 14.1 and 14.2 to the maximum extent allowable in that particular jurisdiction. The foregoing, however, is not intended to and shall not in any way affect, invalidate or limit the remaining provisions of Sections 14.1 and 14.2 or affect, invalidate or limit the validity or enforceability of Sections 14.1 and 14.2 as written in any other jurisdiction at any time.

                                   ARTICLE 15

                                  MISCELLANEOUS

            15.1. Enforceability.

                  (a) Except as otherwise provided in this Agreement, the Parties agree that money damages are an inadequate remedy for a violation of their covenants contained herein and in the other agreements delivered pursuant hereto, including but not limited to the covenants contained within Article 14, and that such other Party shall be entitled, in addition to any other rights and remedies it may have, at law or in equity, to an injunction enjoining and restraining the breaching Party from doing or continuing to do any such act and any other violations or threatened violations of any said covenant.

                  (b) If any provision of this Agreement as applied to any Party or to any circumstance shall be adjudged by a court to be invalid or unenforceable, the same shall in no way affect any other provision of this Agreement, the application of such provision in any other circumstances, or the validity or enforceability of this Agreement. The Parties intend this Agreement to be enforced as written. If any such provision, or part thereof, however, is held to be unenforceable because of the duration thereof or the area covered thereby, the Parties agree that the court making such determination shall have the power to reduce the duration and/or area of such provision, and/or to delete specific words or phrases, and in its amended form such provision shall then be enforceable and shall be enforced. If any provision of this Agreement shall otherwise finally be determined to be unlawful, then such provision shall be deemed to be severed from this Agreement and every other provision of this Agreement shall remain in full force and effect.

            15.2. Successors and Assigns. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the Parties hereto; provided, however, that this Agreement may not be assigned by any Party without the express written consent of the other Party hereto, except that either Party may assign all or part of its rights and obligations under this Agreement: (i) to one or more direct or indirect subsidiaries of such Party, but any such assignment will not relieve such Party of any of its obligations, or (ii) in connection with a merger, stock sale, or transfer of substantially all of the assets of a Party ("Change of Control").

            15.3. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall for all purposes be deemed to be an original and all of which when taken together shall constitute the same instrument.

            15.4. Headings. The headings of the Sections of this Agreement are inserted for convenience only and shall not be deemed to constitute part of this Agreement or to affect the construction hereof.

            15.5. Waiver. Any of the terms or conditions of this Agreement may be waived in writing at any time by the Party, which is entitled to the benefits thereof. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of such provision at any time in the future or a waiver of any other provision hereof.

            15.6. Brokers' Fees. Neither Seller on the one hand, nor Buyer on the other, has taken or will take any action that would cause the other to have any obligation or liability to any person for a finders' or brokers' fee relative to the transactions contemplated by this Agreement. Buyer agrees to indemnify, defend and hold Seller harmless from any Damages arising out of any claim of any finder or broker retained by Buyer. Seller agrees to indemnify, defend and hold Buyer harmless from any Damages arising out of any claim of any finder or broker retained by Seller.

            15.7. Sales and Transfer Taxes. Except with respect to Taxes imposed on Seller's income, Buyer shall be responsible for and shall pay all Taxes applicable to the transactions contemplated by this Agreement, including fees to record deeds, transfers and assignments, which shall not be deducted from or otherwise offset against any amount payable by Buyer hereunder. Seller and Buyer shall cooperate in timely making and filing all filings, tax returns, reports and forms as may be required with respect to any Taxes payable in connection with the transactions contemplated by this Agreement.

            15.8. No Third-Party Beneficiaries. Nothing in this Agreement shall create any third-party beneficiary rights in any Entity that is not a Party to this Agreement.

            15.9. Expenses. Except as otherwise expressly provided for herein or in any agreement entered into on the date hereof, each Party shall pay all costs and expenses incurred by it or on its behalf in connection with this Agreement and the transactions contemplated hereby, including without limitation, fees and expenses of its own financial consultants, accountants and legal counsel.

            15.10. Notices. Any notice, request, instruction, consent or other document to be given hereunder by either party hereto to the other party shall be in writing and delivered personally, by telecopy or sent by registered or certified mail, postage prepaid, as follows:

            If to Seller:

                  Wildform, Inc.
                  8725 Venice Boulevard
                  Los Angeles, California 90034

                  Attention: Jonathan Blank and Colby Devitt
                  Fax No.: 310.559.2035

            If to Buyer:

                  On2 Technologies, Inc.
                  21 Corporate Drive, Suite 103
                  Clifton Park, NY 12065

                  Attention: General Counsel
                  Fax No.: 646.292.3534

or at such other address for a Party as shall be specified in writing by that Party. Any notice which is delivered personally or by telecopy to the addresses provided herein shall be deemed to have been duly given to the Party to whom it is directed upon actual receipt by such Party (or its agent for notices hereunder). Any notice that is addressed and mailed in the manner herein provided shall be deemed given to the Entity to which it is addressed when received.

            15.11. Bulk Sales Laws. Buyer agrees to waive compliance by Seller with the requirements of all applicable laws, if any, relating to sales in bulk. Notwithstanding anything herein to the contrary, including, without limitation,
Section 15.7, Seller agrees to pay and discharge when due, and to indemnify and hold harmless Buyer from and against, all claims that could be asserted against Buyer by reason of such non-compliance.

            15.12. Governing Law. This Agreement shall be construed in accordance with and governed by the laws of the State of New York applicable to agreements made and to be performed wholly within such jurisdiction.

            15.13. Public Announcements. Prior to the Closing, and except to its legal counsel, advisers, accountants and its stockholders, as applicable, neither Party or its affiliates shall make any public disclosure regarding the subject matter or existence of this Agreement without the prior written consent of the other Party; provided, however, that Buyer may make such public disclosure of the negotiation of the Acquisition without the prior written consent of Seller as, in the opinion of its counsel, is required by law or the rules and regulations of the American Stock Exchange or federal or state securities laws.

            15.14. Exclusive Jurisdiction and Consent to Service of Process. The Parties agree that any legal action, suit or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby shall be instituted by a Party in a Federal or state court sitting in the jurisdiction and venue of the other Party, which shall be the exclusive jurisdiction and venue of said legal proceedings and each Party hereto waives any objection which such party may now or hereafter have to the laying of venue of any such action, suit or proceeding, and irrevocably submits to the jurisdiction of any such court in any such action, suit or proceeding. Any and all service of process and any other notice in any such action, suit or proceeding shall be effective against such Party (or the subsidiary of such Party) when transmitted in accordance with Section 15.10. Nothing contained herein shall be deemed to affect the right of any Party hereto to serve process in any manner permitted by law.

            15.15. Entire Agreement; Amendment. This Agreement including all Schedules and Exhibits hereto, and the other agreements entered into on the date hereof constitute the sole understanding of the Parties with respect to the matters contemplated hereby and thereby and supersede and render null and void all prior agreements and understandings between the Parties with respect to such matters. No amendment, modification or alteration of the terms or provisions of this Agreement including all Schedules and Exhibits hereto, shall be binding unless the same shall be in writing and duly executed by the Party against whom such would apply.

                  [Remainder of page intentionally left blank.]

            IN WITNESS WHEREOF, each of the Parties hereto has caused this Agreement to be executed on its behalf as of the Effective Date.

                                               ON2 TECHNOLOGIES, INC.

                                               By:
                                                   -----------------------------

                                               Name:
                                                     ---------------------------

                                               Title:
                                                      --------------------------

                                               WILDFORM, INC.

                                               By:
                                                   -----------------------------

                                               Name:
                                                     ---------------------------

                                               Title:
                                                      --------------------------